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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                         (Amendment No. ______________)(1)

                               FaxSav Incorporated
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   31210L 10 4
                                 (CUSIP Number)

                                December 30, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

   [ ] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [ ] Rule 13d-1(d)



--------------

       (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 31210L 10 4                                          PAGE 2 OF 6 PAGES


                                  SCHEDULE 13G

================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               The Tail Wind Fund, Ltd.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER        709,677
NUMBER OF SHARES
                              --------------------------------------------------
BENEFICIALLY                    6      SHARED VOTING POWER        0

OWNED BY EACH
                              --------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER   709,677
                              --------------------------------------------------
PERSON WITH                     8      SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               709,677

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                         [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               5.37%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
               OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 31210L 10 4                                          PAGE 3 OF 6 PAGES


ITEM 1(a).     NAME OF ISSUER:

               FaxSav Incorporated

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               399 Thornall Street
               Edison, NJ 08837

ITEM 2(a).     NAME OF PERSON FILING:

               The Tail Wind Fund, Ltd.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Windermere House
               404 East Bay Street
               P.O. Box SS-5539
               Nassau, Bahamas

ITEM 2(c).     CITIZENSHIP:

               British Virgin Islands

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               This statement relates to the shares of common stock, par value $0.01 per share (the "Common Stock"), of FaxSav Incorporated, a Delaware corporation (the "Company").

ITEM 2(e).     CUSIP NUMBER:

               31210L 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   (a)  [ ]   Broker or dealer registered under Section 15 of
                   the Act,

                   (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,


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CUSIP NO. 31210L 10 4                                          PAGE 4 OF 6 PAGES


                   (c)  [ ]   Insurance Company as defined in Section
                   3(a)(19) of the Act,

                   (d)  [ ]   Investment Company registered under Section 8 of
                   the Investment Company Act,

                   (e)  [ ]   Investment Adviser registered under Section 203
                   of the Investment Advisers Act of 1940,

                   (f)  [ ]   Employee Benefit Plan, Pension Fund which is
                   subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                   13d-1(b)(1)(ii)(F),

                   (g)  [ ]   Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G); see Item 7,

                   (h)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.        OWNERSHIP.

       (a)     Amount beneficially owned:

               709,677 shares, which includes 64,516 shares that may be acquired upon exercise of certain warrants.

       (b)     Percent of class:

               5.37%

       (c)     Number of shares as to which such person has:

       (i)     Sole power to vote or to direct the vote: 709,677

       (ii)    Shared power to vote or to direct the vote: 0

       (iii)   Sole power to dispose or to direct the disposition of: 709,677

       (iv)    Shared power to dispose or to direct the disposition of: 0


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CUSIP NO. 31210L 10 4                                          PAGE 5 OF 6 PAGES


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               None.

ITEM 10.       CERTIFICATION.

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

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CUSIP NO. 31210L 10 4                                          PAGE 6 OF 6 PAGES


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 13, 1999
                                ------------------------------------------------
                                (Date)

                                Brighton Holdings Limited, as Sole Director
                                ------------------------------------------------

                                By:    /s/ Jason McCarroll
                                      ------------------------------------------
                                      Jason McCarroll, Authorized Signatory

                                By:    /s/ Michael Darville
                                      ------------------------------------------
                                      Michael Darville, Director